Exhibit 99.1

Selected Financial Data

The following table presents certain selected historical financial data which has been derived from audited consolidated financial statements for each of the five years ended December 31, 2005.

	Fiscal year
	2005	2004	2003	2002	2001
	(in millions, except per share amounts)
Income Statement Data:
Revenues	$3,807	$3,510	$3,167	$3,220	$3,254
Income (loss) from continuing operations	126	(81)	(250)	(88)	(9)
Income from discontinued operations(1)	40	81	264	72	60
Net income (loss)	166	—	14	(16)	51
Net income (loss) available to common stockholders	135	(41)	(21)	(51)	19
Basic and diluted earnings (loss) per common share:
Income (loss) from continuing operations	.27	(.36)	(1.01)	(.46)	(.16)
Income from discontinued operations	.11	.24	.94	.27	.24
Net income (loss)	.38	(.12)	(.07)	(.19)	.08
Cash dividends declared per common share	.41	.05	—	—	.78
Balance Sheet Data:
Total assets	$8,245	$8,421	$8,592	$8,316	$8,338
Debt(2)	5,370	5,523	5,486	5,638	5,602
Convertible Preferred Securities(2)	—	—	475	475	475
Preferred stock	241	337	339	339	339

(1)	Discontinued operations reflects the operations of properties classified as held for sale, the results of operations of properties sold and the gain or loss on those dispositions. Results in 2003 include the gain on disposition and business interruption proceeds of the New York Marriott World Trade Center hotel of approximately $212 million.
(2)	We adopted Financial Interpretation No. 46 “Consolidation of Variable Interest Entities” (FIN 46) in 2003. Under FIN 46, our limited purpose trust subsidiary that was formed to issue trust-preferred securities (the “Convertible Preferred Securities”) was accounted for on a consolidated basis as of December 31, 2003 since we were the primary beneficiary under FIN 46.

In December 2003, the FASB issued a revision to FIN 46, which we refer to as FIN 46R. Under FIN 46R, we are not the primary beneficiary and we are required to deconsolidate the accounts of the Convertible Preferred Securities Trust (the “Trust”). We adopted the provisions of FIN 46R on January 1, 2004. As a result, we recorded the $492 million in debentures (Convertible Subordinated Debentures) issued by the Trust and eliminated the $475 million of Convertible Preferred Securities that were previously classified in the mezzanine section of our consolidated balance sheet prior to January 1, 2004. The difference of $17 million is our investment in the Trust, which is included in “Investments in affiliates” on our consolidated balance sheet. The related dividend payment of approximately $32 million for 2004 and 2005 is required to be classified as interest expense effective January 1, 2004. We adopted FIN 46R prospectively and, therefore, did not restate prior periods. The adoption of FIN 46R had no effect on our net income (loss), earnings (loss) per diluted share or the financial covenants under our senior notes indentures. Between December 2005 and February 12, 2006, we converted $473 million of our Convertible Preferred Securities (and the underlying Convertible Subordinated Debentures) into approximately 30.8 million common shares. On April 5, 2006, we redeemed the remaining $2 million of outstanding Convertible Subordinated Debentures held by third parties for cash. Additionally, the $17 million of Convertible Subordinated Debentures not held by third parties was eliminated in conjunction with the redemption on April 5, 2006.